Exhibit 3.3

SECOND AMENDMENT

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

IMMUNOMEDICS, INC.

February 10, 2017

This Second Amendment (this “Amendment”) to the Second Amended and Restated By-Laws (the “By-Laws”) of Immunomedics, Inc., a Delaware corporation (the “Corporation”), is adopted as of February 10, 2017 (the “Effective Date”), by the Board of Directors of the Corporation (the “Board”).

WHEREAS, the affairs of the Corporation are governed by the By-Laws; and

WHEREAS, in order to clarify the voting standard in the event the number of director nominees exceeds the number of director seats up for election at such meeting, the Board has approved this Amendment.

WHEREAS, in accordance with Article 13 of the By-Laws, the Board has approved this Amendment in order to amend, and make mandatory, the requirement to advance payment of expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding.

NOW, THEREFORE, the Board hereby adopts the following amendments:

1.                                      Capitalized Terms.  Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings given such terms in the By-Laws.

2.                                      Amendments.

2.1                               Amendment to Section 3.3.

Article 3 is hereby amended to delete Section 3.3 in its entirety and replace it with the following:

“At any meeting of stockholders held for the purpose of electing directors, a nominee is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (a “majority vote”); provided, however, that, in any election of directors, if the Secretary determines that the number of director nominees exceeds the number of director seats up for election at such meeting, the nominees receiving the highest numbers of votes “for” such nominee’s election, up to the number of directors to be elected at such meeting, shall be elected (a “plurality vote”). “Votes cast” means votes “for” that director’s election plus votes “against” or to withhold authority with respect to that director’s election.”

2.2                               Amendment to Section 8.5.

Article 8 is hereby amended to delete Section 8.5 in its entirety and replace it with the following:

“Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.”

3.                                      Confirmation of By-Laws.  Except as set forth herein, the terms and provisions of the By-Laws are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.

4.                                      Effective Date.  Each provision of this Amendment shall be effective as of the Effective Date.

5.           Governing Law.  The laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms, and the interpretation of the rights and duties of the Board, without regard to the principles of conflicts of laws.

I hereby certify that this Second Amendment was duly adopted by the Board of the Corporation to be effective as of February 10, 2017.

By:	/s/ Michael R. Garone
Name: Michael R. Garone
Title: Vice President, Finance and Chief Financial Officer